Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, August 20, 2019 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.085500 per unit, payable on September 30, 2019, to unitholders of record on August 30, 2019. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.085500 per unit is higher than the $0.059910 per unit distributed last quarter. As compared to the previous quarter, the volume of oil produced has decreased while the volume of natural gas produced increased significantly. The pricing realized for oil produced and included in the current distribution increased while pricing realized for natural gas decreased. This distribution is lower than the $0.090111 per unit distributed in the comparable quarter in 2018. As compared to the comparable quarter in 2018, the price realized for oil has increased while the price realized for natural gas has decreased. The volume of oil produced and included in the current distribution has decreased while the volume of natural gas has increased compared to this time last year.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Simmons Bank, Trustee
Toll Free – 1.855.588-7839